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Exhibit 12.3
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                         Subsidiaries of NexMed, Inc.

1. NexMed Holding, Inc. is a wholly-owned subsidiary of NexMed, Inc. and is incorporated in Delaware.

2. NexMed International Limited is a wholly-owned subsidiary of NexMed, Inc. and is a British Virgin Islands Company.

3. NexMed (ASIA) Ltd. is a wholly-owned subsidiary of NexMed International Limited and is incorporated in Hong Kong.

4. NexMed (China) Ltd. is a wholly-owned subsidiary of NexMed International Limited and is incorporated in the British Virgin Islands.